UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 24, 2005

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408)519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02. Unregistered Sales of Equity Securities.

On November 26, 2004, we announced that we had elected to exercise our option to redeem all of our remaining unconverted outstanding 7% Convertible Senior Notes due 2006 payable on the redemption date of January 25, 2005. As of November 26, 2004, the aggregate principal amount of the outstanding notes was $10,450,000.

On January 24, 2005, one noteholder tendered for conversion its notes in the aggregate principal amount of $4,500,000 at the then current conversion price of $3.99 per share for a total issuance of 1,127,819 shares of our common stock effective the same date. Prior to January 24, 2005, on December 21, 2004 and January 19, 2005, we had previously issued 125,313 and 300,751 shares of our common stock to two noteholders upon conversion of, respectively, $500,000 and $1,200,000 aggregate principal amounts of our 7% Convertible Senior Notes due 2006 at the then current conversion price of $3.99 per share. The issuance of these shares of common stock was exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

On January 25, 2005, we redeemed for cash the remaining $4,250,000 outstanding 7% Convertible Senior Notes due 2006. The redemption price for these notes was equal to their aggregate principal amount plus accrued interest up to, but excluding, the redemption date of January 25, 2005. There were no notes outstanding following the redemption date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: January 28, 2005	By:	/s/ David H. Courtney
David H. Courtney
Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration
(Principal Financial and Accounting Officer)